Exhibit 10.2

CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT is made as of the 2nd day of April , 2018, by and among ORIGIN BANK, a Louisiana state bank (the “Bank”), ORIGIN BANCORP, INC., a Louisiana corporation and registered bank holding company for the Bank (“Origin”), and Stephen H. Brolly (“Executive”).
RECITALS
WHEREAS, Executive is employed by the Bank as Chief Financial Officer, Senior Executive Officer, Ruston;
WHEREAS, the Bank and Origin desire to attract and retain well-qualified executives and key personnel and to incentivize such personnel to remain in the employ of the Bank; and
WHEREAS, the Bank and Origin recognize that Executive is a valuable resource and desire to ensure Executive’s employment, continued loyalty and services and, in the event Executive is terminated or Executive’s position with the Bank or Origin is adversely changed in connection with a Change in Control (as hereinafter defined), to ensure Executive of adequate severance.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Eligibility.
Executive will be eligible for the benefits described in Section 3 of this Agreement upon the occurrence of any one of the following events:
(a)    Executive is employed by the Bank or Origin on the Effective Date of a Change in Control (as defined in Section 6(d)) in the same position, or in a position having comparable duties and authority, as on the date of the execution of this Agreement and, within the two-year period beginning on the Effective Date of a Change in Control, Executive experiences a Termination of Service (as defined in Section 6(g)) by the Bank or Origin other than for Cause (as defined in Section 6(a));
(b)    Executive is employed by the Bank or Origin on the Effective Date of a Change in Control in the same position, or in a position having comparable duties and authority, as on the date of the execution of this Agreement and, within the two-year period beginning on the Effective Date of a Change in Control, Executive experiences a Termination of Service by Executive for Good Reason (as defined in Section 6(d)); or
(c)    Within the Pre-Change in Control Period (as defined in Section 6(f)), Executive experiences a Termination of Service by the Bank or Origin other than for Cause, or a Termination of Service by Executive for Good Reason, if it is demonstrated by Executive that such termination or event giving rise to Good Reason was at the request of a third party who took steps reasonably calculated to effect a Change in Control or otherwise arose in anticipation of a Change in Control.
If Executive is transferred to a position that does not have comparable duties or authority during the Pre-Change in Control Period but does not experience a Termination of Service prior to the Effective Date of a Change in Control then for all purposes of this Agreement, Executive will be deemed to be employed on the applicable Effective Date of a Change in Control in the same or a comparable position as on the date of execution of this Agreement.

2.	Effective Date and Term.
This Agreement will have a term of three years, commencing on the date of this Agreement; provided however, that at the end of the initial term of this Agreement and each renewal term thereafter, this Agreement will automatically renew for successive one year terms unless not later than 90 days preceding the upcoming renewal

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date, either party notifies the other, in writing, of the termination of this Agreement at the end of the current term. Notwithstanding the preceding, this Agreement will earlier terminate, automatically, upon Executive’s Termination of Service prior to the expiration of the term of this Agreement or any renewal thereof. In such event, all obligations of the parties under this Agreement will terminate, except as otherwise specifically provided herein.

3.	Severance Benefit.
(a)    Upon the occurrence of the events described in Section 1(a), 1(b) or 1(c), the Bank and/or Origin will pay to Executive, and Executive will receive a severance benefit, consisting of the following: (i) a lump sum cash payment of two times Executive’s then-current annual base salary, (ii) a lump sum cash payment of two times the average of the incentive bonus paid within the three calendar years (or such fewer full calendar years as Executive has been employed by the Bank and/or Origin) immediately preceding the date of Executive’s Termination of Service and (iii) any stock option, stock appreciation right, restricted stock unit award, or other equity-type award under any plan or agreement in Executive has, or will have, in the capital stock in the Bank or Origin will become fully vested and exercisable (collectively, (i) through (iii) being the “Change in Control Severance Benefits”). Notwithstanding the preceding, the Change in Control Severance Benefits will not become payable to Executive and neither the Bank or Origin will have any obligation for the payment of the Change in Control Severance Benefits to Executive if in connection with such termination or resignation Executive remains employed, or is simultaneously reemployed, by Origin or any affiliate thereof in a position having comparable duties, authority and compensation as Executive’s position with the Bank or Origin immediately preceding such Change in Control.
(b)    The Change in Control Severance Benefits, if any, will be paid no later than the 30th day following the later of (i) Executive’s Termination of Service and (ii) the Effective Date of a Change in Control. In no event will any payment be made under this Section 3 unless and until Executive incurs a Termination of Service.
(c)    Notwithstanding anything in this Agreement to the contrary, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code) and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Bank, Origin or any other person would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then, the payments and benefits provided for in this Agreement will be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Bank, Origin and/or such person(s) will be $1.00 less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive will be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better “net after-tax position” to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, will be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

4.	Confidential and Proprietary Information.
Executive acknowledges and agrees that any and all non-public information regarding the Bank, Origin and their respective customers and affiliates is confidential and the unauthorized disclosure of such information will result in irreparable harm to the Bank and/or Origin. Executive will not, during Executive’s employment by the Bank, Origin or any affiliate thereof and until such time as such confidential information becomes generally available to the public through no fault of Executive or other person under a duty of confidentiality to the Bank, Origin or any affiliate thereof, disclose or permit the disclosure of any such confidential information to any person other than an employee of the Bank, Origin or an affiliate thereof, or to an individual engaged by the Bank, Origin or an affiliate thereof to render professional services thereto under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law. The provisions of this Section 4 will survive any termination of this Agreement. For purposes of this Section 4, the term “confidential information” will not include information that was or becomes generally available to the public other than as a result of disclosure by Executive, or was or becomes available to Executive on a non-confidential basis from a source other than the Bank or Origin.

5.	Non-solicitation.
Executive agrees that during Executive’s employment by the Bank or a successor following a Change in Control and for a period of one year thereafter (the “Restrictive Period”), Executive will not:
(a)    Solicit, in order to divert from the Bank, Origin or any affiliate thereof (or any successor) any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of the Bank, Origin or any affiliate (or any successor) or any particular customer with whom the Bank, Origin or any affiliates thereof (or any successor) had business contacts in the one-year period immediately preceding Executive’s termination or with whom Executive dealt at any time during Executive’s employment by the Bank, Origin or an affiliate thereof (or any successor); provided, that this restriction will not apply to any circumstance where any customer of the Bank, Origin, or any affiliate (or any successor) desires to do business or does business with Executive as a result of its own decision without solicitation from Executive. The provisions of this Section 5(a) will apply in the parishes and counties listed in the Exhibit A to this Agreement, which is made a part hereof, as the same may be amended from time to time. Exhibit A may be amended from time to time by the Bank to include the parishes and counties in which the Bank is doing business, which amendment(s) will be presented to Executive in writing and will be become effective and binding on Executive if Executive remains employed by Bank on the third business day following the date on which notice of the amendment is duly given under this Agreement.
(b)    Recruit, solicit, attempt to hire, or assist any other person to hire any employee of the Bank, Origin or any affiliate thereof (or any successor) or any person who was an employee of any of the foregoing in the six months immediately preceding Executive’s Termination of Service, or solicit or encourage any employee of any of the foregoing to terminate employment; provided, that this restriction will not apply to any circumstance where any employee of the Bank, Origin, or any affiliate (or any successor) desires to become employed or does become employed with Executive as a result of his or her own decision without solicitation from Executive.
(c)    Assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.
The provisions of this Section 5 will survive any termination of this Agreement.

6.	Definitions.
For purposes of this Agreement, the following terms have the meanings given them in this Section 6.
(a)    “Cause” means:
(i)    The willful continued failure by Executive to substantially perform Executive’s duties after a demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Bank and Origin in good faith reasonably believe that Executive has not substantially performed Executive’s duties, and Executive has failed to resume substantial performance of Executive’s duties on a continuous basis within 14 days of receiving such demand;
(ii)    The willful engaging by Executive in conduct which is demonstrably and materially injurious to the Bank, Origin, and/or any affiliate thereof, monetarily or otherwise; or
(iii)    Executive’s conviction of a felony or conviction of a misdemeanor which materially impairs Executive’s ability substantially to perform Executive’s duties.
For purposes of this definition, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Bank, Origin and/or any affiliate thereof.
(b)    “Change in Control” means:

(i)    The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or Origin, or any successor;
(ii)    The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Bank or Origin;
(iii)    The replacement during any 12-month period of a majority of the members of Origin’s Board of Directors by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors before the date of such appointment or election; or
(iv)    The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of the Bank or Origin having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Bank or Origin immediately prior to such acquisition or acquisitions.
The parties intend that the definition of Change in Control will be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation’s assets within the meaning of Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirement in clauses (b) and (d) above, and all questions or determinations in connection with any such Change in Control will be construed and interpreted in accordance with the provisions of such Treasury Regulations. This definition of Change in Control will be applicable only for purposes of determining Executive’s rights under this Agreement and for no other purpose.
(c)    “Code” means the Internal Revenue Code of 1986, as amended.
(d)    “Effective Date of a Change in Control” means the date on which the event or events constituting a Change in Control is consummated.
(e)    “Good Reason” means any of the following occurring without Executive’s consent:
(i)    A material diminution in Executive’s authority, duties or responsibilities;
(ii)    A material diminution in the authority, duties, or responsibilities or Executive’s supervisor;
(iii)    A relocation of Executive’s principal place of employment by more than 30 miles;
(iv)    A material diminution in the budget over which Executive retains authority;
(v)    A material diminution in Executive’s annual base salary; or
(vi)    Any other action or inaction that constitutes a material breach by the Bank or Origin of any agreement, including this Agreement, pursuant to which Executive performs services for the Bank or Origin.
Notwithstanding the preceding, none of these actions or conditions will constitute “Good Reason” unless (1) within 90 days from Executive first acquiring knowledge of the existence of the Good Reason condition, Executive provides the Bank and/or Origin written notice of his or her intention to terminate employment for Good Reason and the grounds for such termination; (2) such grounds for termination (if susceptible to correction) are not corrected by the Bank and/or Origin within 30 days of the receipt of such notice (or, in the event that such grounds cannot be corrected within the 30 day period, the Bank and/or Origin has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter); and (3) Executive terminates his or her employment with the Bank immediately following expiration of such 30-day period. Any attempt by the Bank and/or Origin to correct a stated Good Reason will not be deemed an admission by the Bank and/or Origin that Executive's assertion of Good Reason is valid.

(f)    “Pre-Change in Control Period” means the period commencing on the earlier of (i) the date of commencement of negotiations leading to the consummation of a Change in Control and (ii) six months prior to the Effective Date of a Change in Control.
(g)    “Termination of Service” means the termination of Executive’s employment with the Bank, Origin and all affiliates thereof for any reason, and which termination of service constitutes a “separation from service” determined in accordance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

7.	Regulatory Restrictions.
The parties recognize that the enforceability of compensation agreements with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of Executive’s rights hereunder. If the payment required to be made hereunder cannot be made because of such regulatory restrictions or other prohibitions of law, lawful regulations or binding order of a court, tribunal, or regulatory agency, then, (i) if and to the extent the prohibitions are applicable to the Bank, and not Origin, Origin will make the required payments; (ii) if and to the extent the prohibitions are applicable to Origin and not the Bank, the Bank will make the required payments; and (iii) if the prohibitions apply to both Origin and the Bank, the maximum amount possible of required payments not prohibited will be made by the Bank and/or Origin. Nothing herein will require the Bank or Origin to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

8.	Notices.
All notices and other communications provided for by this Agreement will be in writing and will be deemed to have been duly given when delivered in person or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
Stephen H. Brolly

If to Origin or Bank:
Origin Bank
500 South Service Road East
Ruston, LA 71270
Attn: Linda Tuten
or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.

9.	409A Compliance.
(a)    This Agreement is intended either to avoid the application of, or comply with, Section 409A of the Code. To that end, this Agreement will at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Bank and/or Origin will have the right, in its sole discretion, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as it determines is necessary or appropriate for this Agreement to comply with Section 409A of the Code.
(b)    Any payment following a Termination of Service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a Termination of Service of a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code) will be made on the first to occur of (i) the first business day after the expiration of the six month period following the Termination of Service, (ii) death or (iii) such earlier date that complies with Section 409A of the Code.
(c)    Any reimbursement of any costs and expenses by the Bank and/or Origin to Executive under this Agreement will be made in no event later than the close of Executive’s taxable year following the taxable year in which the cost or expense is incurred by Executive. The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement will not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive’s right to receive any reimbursement hereunder will not be subject to liquidation or exchange for any other benefit.
(d)    Each payment that Executive may receive under this Agreement will be treated as a “separate payment” for purposes of Section 409A of the Code.

10.	Not a Contract of Employment.
The parties acknowledge and agree that Executive’s employment by the Bank or Origin is at will and that Executive may resign from employment with the Bank and/or Origin at any time, whether before or after the occurrence of a Change in Control. Executive further acknowledges and agrees that Executive’s employment is at the pleasure of the Board of Directors of the Bank and/or Origin and that Executive may be removed at any time. If such termination occurs by a decision of any successor after a Change in Control, the terms of this Agreement will remain in full force and effect.

11.	Governing Law.
The provisions of this Agreement will be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of Louisiana. If suit, action of other proceeding is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover its reasonable costs incurred to third parties, including attorney fees and litigation expenses.

12.	Successors and Assigns.
The Agreement is personal to Executive and, without the prior written consent of the Bank and Origin, will not be assignable by Executive. Subject to the foregoing, this Agreement will binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

13.	Severability.
If any provision of this Agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by applicable law.

14.	Entire Agreement; Amendment.
This Agreement sets forth the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof. This Agreement may be amended or terminated only by mutual agreement of the parties in writing.
IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the day and year first above written.

ORIGIN BANK

By:	/s/ Linda W. Tuten
Name:	Linda W. Tuten
Title:	EVP/CP&DO

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Name:	Drake Mills
Title:	Chairman, President and CEO

EXECUTIVE

/s/ Steve Brolly